UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 13, 2011

3DIcon Corporation
 (Exact name of registrant as specified in charter)

Oklahoma (State or other jurisdiction of incorporation)	333- 143761 (Commission File Number)	73-1479206 (IRS Employer Identification No.)

6804 South Canton Avenue, Suite 150 Tulsa, OK (Address of principal executive offices)	74136 (Zip Code)

Registrant’s telephone number, including area code: (918) 494-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 13, 2011, 3DIcon Corporation (the “Company”) entered into a one (1) year Agreement for At-Will Employment with Assignment of Inventions (“Employment Agreement”) with Sid Aroesty, pursuant to which Mr. Aroesty began serving as the Company’s Chief Executive Officer, effective June 13, 2011.  Under the terms of the Employment Agreement, Mr. Aroesty is entitled to an annual base salary of $120,000 and, at the discretion of the Company’s Board of Directors (the Board”), performance-based bonuses and/or salary increases.  Pursuant to the Employment Agreement, the Company granted Mr. Aroesty five-year stock options to purchase two (2) million shares at a price equal to the average price of the five day period prior to June 13, 2011 (the “Strike Price”).  Furthermore, if Mr. Aroesty remains employed by the Company, he will receive additional stock options to purchase three (3) million shares at the Strike Price upon the completion of a trade show prototype that displays the Company’s technology.

The Employment Agreement contains provisions for non-disclosure of confidential information pursuant to which Mr. Aroesty agreed to refrain from using or disclosing to third parties, directly or indirectly, any Confidential Information, as defined in the Employment Agreement, either during or following his employment with the Company.  Furthermore, Mr. Aroesty unconditionally and irrevocably assigned any now-existing or later-created Invention(s), as defined in the Employment Agreement, which are developed during or three (3) years after his employment with the Company.

The Employment Agreement may be terminated with or without reason by either the Company or Mr. Aroesty and at any time, upon sixty (60) days written notice.  The terms of the Employment Agreement will remain effective for one (1) year and will automatically renew, subject to the same termination rights.  Upon termination, the Company will pay any base pay, bonus and benefits that have been earned and are due as of the date of the termination.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 5.02	DEPARTURE OF DIRECTOR OR CERTAIN OFFICERS; ELECTION OF DIRECTOR; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Pursuant to the execution of the Employment Agreement, Sid Aroesty, age 64, has assumed the position of Chief Executive Officer of the Company.

Mr. Aroesty currently serves as a member of TH Business Advisors, LLC.  From October 2009 to present, Mr. Aroesty has acted as a Managing Director for TH Business Advisors, LLC.  From 1984 to 2006, Mr. Aroesty served in several senior management roles including President, Chief Operating Officer, and member of the Board of Directors for Diagnostic Products Corporation, a New York Stock Exchange-listed medical technology firm.  After Diagnostic Products Corporation was acquired by Siemens Healthcare, Mr. Aroesty served as Chief Operating Officer of the Siemens Healthcare division which acquired Diagnostic Products Corporation.  He directed operating activities, including research and development, quality control and regulatory affairs at both companies.  From 1995 to 2005, Mr. Aroesty served on the Trustee’s Council of the University of Rochester and as a member of the Visiting Committee at the School of Engineering and Applied Sciences at the University of Rochester.

As previously announced in the Company’s Current Report on Form 8-K, filed with the SEC on May 18, 2011, Martin Keating, the Company’s Chief Executive Officer, notified the Company of his resignation as Chief Executive Officer on May 12, 2011.  Pursuant to the execution of the Employment Agreement with Sid Aroesty, Mr. Keating’s resignation was effective as of June 13, 2011.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Business Acquired

Not Applicable

(b) Pro Forma Financial Information

Not Applicable

(c) Shell Company Transactions

Not Applicable

(d) Exhibits

No.	Description
10.1	Agreement for At-Will Employment with Assignment of Inventions, dated June 13, 2011
99.1	Press Release of 3DIcon Corporation, dated June 7, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2011	3DICON CORPORATION

	By:	/s/ Sid Aroesty
Name: Sid Aroesty
Position: Chief Executive Officer

EXHIBIT INDEX

No.	Description
10.1	Agreement for At-Will Employment with Assignment of Inventions, dated June 13, 2011
99.1	Press Release of 3DIcon Corporation, dated June 7, 2011